Exhibit 17.1

RESIGNATION

I, Philip Mann, the Chief Financial Officer of Alamo Energy Corp., a Nevada corporation, (“Company”) hereby tender and submit my resignation as the Chief Financial Officer of the Company only, and retain all the other offices held, including my position as Secretary  and a director of the Company, such resignation to be effective upon this 1st day of May 2011.  Such resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

/s/ Philip Mann
Philip Mann